ETFis Series Trust 485BPOS

Exhibit 99.(p)(3)

INFRASTRUCTURE CAPITAL ADVISORS, LLC

CODE OF ETHICS

January 2026

Introduction

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in the investment funds managed by the Adviser. The long-term business interests of the Adviser are best served by adherence to the principle that the interests of clients come first. Access Persons have a fiduciary duty to clients to act solely for the benefit of clients and investors. Each Access Person should put the interests of clients before his own personal interests and should act honestly and fairly in all respects in dealings with clients. All Access Persons should also comply with the federal securities laws. In recognition of the fiduciary duty of the Adviser to its clients and the desire of the Adviser to maintain high ethical standards, the Adviser has adopted the Code of Ethics containing provisions designed to prevent improper personal trading, to identify conflicts of interest, and to provide a means to resolve any actual or potential conflicts in favor of the clients of the Adviser.

Adherence to the Code of Ethics and the related restrictions on personal trading is considered a basic condition of employment. Access persons must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act, as amended (the “1940 Act”). If an Access Person has any doubt as to the propriety of any activity, he should consult the CCO, who is charged with the administration of the Code of Ethics. In addition, if an Access Person becomes aware of any activity that may be a violation of the Code of Ethics, he will promptly report the activity to the CCO. If the activity involves the CCO, the Access Person should promptly report it to the president.

In accordance with Rule 17j-1(c)(2)(ii), the Adviser will (1) report to the Fund’s Board at least annually, a description of issues that occurred since the last report (including violations and sanctions), and (2) certify to adoption of procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Definitions

“Access Person” means any member, manager, officer, or employee of the Adviser or other person who provides advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. The Adviser maintains a list of Access Persons.

“Adviser” means Infrastructure Capital Advisors, LLC.

“Beneficial Ownership” means having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject security. An Access Person is deemed to have Beneficial Ownership of any security held by any member of his immediate family sharing the same household or held by a corporation or partnership that he controls.

“CCO” means Samuel L. Caffrey-Agoglia.

“Reportable Security” means a security as defined in section 202(a)(18) of the Advisers Act and includes any derivative, commodities, options, or forward contracts relating thereto. The term does not include (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, (3) shares issued by money-market funds, (4) shares issued by registered open-end investment companies (such as mutual funds), other than options with respect to and shares of reportable funds within the meaning of rule 204A-1(e)(9) under the Advisers Act and (5) shares issued by unit investment trusts that are invested in one or more open-end funds. Shares of exchange-traded products are Reportable Securities. For the avoidance of doubt, options with respect to and shares of registered funds and ETFs for which the Advisor serves as investment adviser or sub-adviser are Reportable Securities.

Application of Code of Ethics

The Code of Ethics applies to all personal accounts of each Access Person. A personal account includes (1) any personal securities account of an Access Person, including any joint or tenant-in-common securities account in which he is a participant, (2) any securities account of any spouse, domestic partner, minor child, or other family member of the Access Person sharing the same household, (3) any securities account over which the Access Person acts as trustee, executor, or custodian or has similar powers of attorney for the benefit of the Access Person or his spouse, domestic partner, minor child, or other family member sharing the same household, and (4) any other securities account of which the Access Person has Beneficial Ownership, directly or indirectly, such as an investment club, and over which he has direct or indirect influence or control.

Restrictions on Personal Investing Activities

General. Each Access Person is responsible for ensuring that a particular securities transaction being considered for his personal accounts is not subject to a restriction contained in the Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the Code of Ethics. An Access Person is required to hold a Reportable Security in his personal accounts for at least thirty days. Absent Notwithstanding an exempt transaction as discussed below, an access person is also required to hold all listed securities for at least thirty days.

Preclearance of Transactions in Personal Accounts. An Access Person should obtain the prior approval of Jay Hatfield and the prior written approval of the CCO before engaging in any transaction in his personal accounts in Reportable Securities, other than Reportable Securities issued by a company that is registered as an investment company under the Investment Company Act of 1940 and exchange-traded notes. The requirement for preapproval includes participation in an initial coin offering or other cryptocurrency trading. Approvals remain in effect through the end of the trading day. Notwithstanding the foregoing, a preclearance related to an initial public offering or a private placement is valid for thirty days, and no additional preclearance is necessary when scheduled capital calls are made in a private placement. In general, approval will be denied if a client of the Adviser has a long or short position in the Reportable Security or if the Adviser plans to purchase or sell the Reportable Security for a client on the same day or the next business day or if the Reportable Security is listed on the restricted list of the Adviser. An access person is expected to complete the preclearance form for transactions in personal accounts, attached as Attachment D. In addition, all access persons are required to obtain preapproval when trading options or equities of ’40 Act funds managed by the Adviser (i.e., PFFA, AMZA, PFFR, ICAP, BNDS, SCAP, PFFI, QVOL, NUKZ).

Prediction Markets. An "event contract" is a financial instrument that pays out based on whether a specified real-world event or a particular outcome is realized that can be traded on prediction market platforms (e.g., Polymarket and Kalshi).

Absent prior approval from CCO employees may not trade event contracts that relate to:

(a) a specific issuer of a security, including, without limitation, contracts related to a company's financial results, business activities, financing, transactions, valuation, or prospects (e.g., whether Amazon will beat earnings, whether OpenAI will IPO in the third quarter, whether Jamie Dimon will announce his retirement by year-end, etc.);

(b) any drug, device, biotechnology, pharmaceutical, healthcare, or life sciences product, development, approval, or regulatory or commercial outcome; or

(c) any commodity, currency, interest rate, index, election, or legislative or regulatory outcome.

Instead, employees are permitted to trade event contracts that are based on real-world outcomes with no financial market nexus, such as sports games, tournament outcomes, weather events, entertainment awards, and similar events provided the employee does not possess any material nonpublic or other confidential information relevant to the contract. Employees are reminded that they must not trade any event contract if they possess material nonpublic information about the underlying event. The CCO will determine whether further measures regarding the use of event contracts are needed from time to time.

Exceptions from Preclearance Provisions

The Code of Ethics excepts from the preclearance requirements for purchases or sales (1) that are nonvolitional on the part of the Access Person, such as purchases that are made pursuant to a merger, tender offer, or exercise of rights, (2) if the Adviser serves as the investment manager for the account in which the securities are held, (3) if the securities are held in accounts over which the Access Person has no direct or indirect control or influence, so long as the CCO is provided with a written representation to that effect, or (4) made pursuant to an automatic investment program. An automatic investment plan is a program, including a dividend reinvestment plan, in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. The restrictions and reporting obligations of the Code of Ethics continue to apply to any transaction exempted from preclearance.

Prohibited Conduct

In accordance with Rule 17jh-1(b)(1)-(4), Access Persons are prohibited from: (1) employing any device, scheme or artifice to defraud the Adviser or any its clients; (2) making any untrue statement of a material fact to the Adviser or its clients or omit to state a material fact necessary in order to make the statements made to the Adviser or its clients, in light of the circumstances under which they are made, not misleading; (3) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Adviser or its clients; or (4) engaging in any manipulative practice with respect to the Adviser or its clients.

Service on Boards of Directors; Other or Outside Business Activities

An Access Person may not serve as a director or in a similar position or as a member of a credit committee of any for-profit company unless the Access Person has received written approval from the CCO. The Adviser generally prohibits executive officers who are investment professionals from serving as a director or member of an advisory board of a company that is held as an investment in such series of the Trust. Further, no Adviser to a series of Series Portfolios Trust shall invest the assets of such series in a company where an executive officer of such Adviser who is also an investment professional currently serves as a director or member of an advisory board of such company. Authorization will be based upon a determination that service is not inconsistent with the interest of any client of the Adviser. At the time that an Access Person initially reports his securities holdings, he will submit to the CCO a description of any for-profit business activities other than those of the Adviser in which the Access Person engages. Each Access Person will notify the CCO when his other for-profit business activities change. The CCO will notify the Chief Executive Officer of other business activities.

Gifts

An Access Person is prohibited from using his position at the Adviser to obtain an item of value from any person or company that does business with the Adviser. Access Persons are prohibited from accepting any gift of unreasonable excess value from any person or company that does business with the Adviser or a private investment fund managed by the Adviser. Any gift reasonably valued at over $250 should be reported to the CCO. Unsolicited business entertainment, including meals or tickets to cultural and sporting events, is not considered a gift so long as it is not so frequent or of such high value as to raise a question of impropriety and the person providing the entertainment is present at the event.

Management of Non-Adviser Accounts

Access Persons are prohibited from managing accounts or serving as trustees for third parties who are not family members of the Access Person or the clients of the Adviser, unless the CCO clears the arrangement in advance. The CCO may require the Access Person to report transactions for such accounts and may impose such conditions or restrictions as are warranted under the circumstances.

Reporting

Account Statements. Upon commencing employment, each Access Person will supply the CCO with the periodic statements relating to his personal accounts beginning with the calendar month most recently ended for which a statement for the relevant account was generated. The CCO will timely report all account statements to the Chief Executive Officer for review.

Report of Securities Holdings and Transactions. Each Access Person will, within ten days after commencing employment with the Adviser and within thirty days following the end of each calendar quarter thereafter, submit a report of securities holdings and transactions in the form attached as Attachment A. The report should be dated the day that the Access Person submits it and should contain information that is current, to the extent possible, as of a date no more than forty-five days prior to (1) for the initial report, the date on which the person became an Access Person or (2) for each subsequent report, the date on which it is submitted. The CCO will timely submit all securities holdings and transaction reports to the Chief Executive Officer for review. The Adviser requires all access persons to provide an annual holdings report within thirty days following the end of the fourth calendar quarter.

Quarterly Transaction Report. Each Access Person will submit to the CCO a quarterly transaction report in the form attached as Attachment B with respect to any transaction that involves a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, if the transaction is effected outside of a securities account as to which the CCO is receiving account statements. An Access Person will submit any required quarterly transaction report no later than thirty days after the end of the calendar quarter in which the transaction occurred. A separate report is required for each transaction that is required to be reported. The CCO will timely submit all quarterly transaction reports to the Chief Executive Officer for review.

New Accounts. Each Access Person will notify the CCO no later than on his next report of personal securities holdings and transactions if he opens any new account in which any securities are held with a broker-dealer or bank or if he moves an existing account to a different broker-dealer or bank. The CCO will timely notify Chief Executive Officer if he opens any new accounts.

Recordkeeping

The CCO will keep in an easily accessible place for at least five years the Code of Ethics, all periodic statements and reports of Access Persons, all preclearance forms, records of violations and actions taken as a result of violations, and acknowledgments and other memoranda relating to the administration of the Code of Ethics.

Oversight of Code of Ethics

Acknowledgment. The CCO will distribute the Code of Ethics to all Access Persons. The CCO will also distribute promptly all amendments to the Code of Ethics. All Access Persons are required annually to acknowledge their receipt of the Code of Ethics by signing the form of acknowledgment attached as Attachment C.

Review of Transactions. The transactions of each Access Person in his personal accounts will be reviewed on a regular basis by the CCO or his designee. Any transactions that are believed to be a violation of the Code of Ethics will be reported promptly to the CCO. The Chief Executive Officer will review the personal accounts of the CCO.

Sanctions. The CCO, with the advice of legal counsel if appropriate, will consider reports made to him and, upon determining that a violation of the Code of Ethics has occurred, may impose sanctions or remedial action as he deems appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits and suspension or termination of employment.

Authority to Exempt Transactions. The CCO has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of the Code of Ethics if the CCO determines that an exemption would not be against any interests of a client and would be in accordance with applicable law. The CCO will maintain a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

Confidentiality

All reports of personal securities transactions and any other information filed pursuant to the Code of Ethics will be treated as confidential to the extent permitted by law.